Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Planet Fitness, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-224887 and 333-206158) and on Form S-3 (Nos. 333-213417 and 333-215317) of Planet Fitness, Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Planet Fitness, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement Schedule II- Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Planet Fitness, Inc.
Our report on the consolidated financial statements refers to a change in the method for accounting for leases as of January 1, 2019 due to the adoption of ASC Topic 842, Leases as well as a change in method for accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of ASC Topic 606, Revenue from contracts with customers.

/s/ KPMG LLP

Boston, Massachusetts
February 28, 2020